Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

VARIAN MEDICAL SYSTEMS, INC.

AND

VAREX IMAGING CORPORATION

DATED AS OF JANUARY 27, 2017

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5.7	Residential Land Use and Remediation Standards on Varex Real Property	54
5.8	Non-Competition; Non-Solicitation	55

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		57

6.1	Agreement for Exchange of Information	57
6.2	Ownership of Information	58
6.3	Compensation for Providing Information	58
6.4	Record Retention	58
6.5	Limitations of Liability	59
6.6	Other Agreements Providing for Exchange of Information	59
6.7	Production of Witnesses; Records; Cooperation	59
6.8	Privileged Matters	60
6.9	Confidentiality	62
6.10	Protective Arrangements	64

ARTICLE VII DISPUTE RESOLUTION		64

7.1	Good Faith Officer Negotiation	64
7.2	Good-Faith Negotiation	64
7.3	Arbitration	65
7.4	Litigation and Unilateral Commencement of Arbitration	66
7.5	Conduct During Dispute Resolution Process	66

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		66

8.1	Further Assurances	66

ARTICLE IX TERMINATION		67

9.1	Termination	67
9.2	Effect of Termination	67

ARTICLE X MISCELLANEOUS		67

10.1	Counterparts; Entire Agreement; Corporate Power	67
10.2	Governing Law	68
10.3	Assignability	69
10.4	Third-Party Beneficiaries	69
10.5	Notices	69
10.6	Severability	70
10.7	Force Majeure	71
10.8	No Set-Off	71
10.9	Expenses	71
10.10	Headings	71
10.11	Survival of Covenants	71
10.12	Waivers of Default	71
10.13	Specific Performance	72
10.14	Amendments	72
10.15	Interpretation	72
10.16	Limitations of Liability	72
10.17	Performance	73
10.18	Mutual Drafting	73

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SCHEDULES

Schedule 1.1(a)	Commercial Agreements
Schedule 1.1(b)	Delayed Asset Transfer Agreements
Schedule 1.2	Parent Information Technology
Schedule 1.3	Parent Invention Disclosures
Schedule 1.4	Parent Other IP
Schedule 1.5	Parent Patents
Schedule 1.6	Parent Registered IP
Schedule 1.7	Parent Software
Schedule 1.8	Transferred Entities
Schedule 1.9	Varex Other Business
Schedule 1.10	Varex Contracts
Schedule 1.11	Varex Information Technology
Schedule 1.12	Varex Invention Disclosures
Schedule 1.13	Certain Varex Operating Activities
Schedule 1.14	Varex Other IP
Schedule 1.15	Varex Patents
Schedule 1.16(a)	Varex Real Property (Owned)
Schedule 1.16(b)	Varex Real Property (Leases)
Schedule 1.17	Varex Registered IP
Schedule 1.18	Varex Software
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)	Varex Assets
Schedule 2.2(b)(viii)	Parent Assets
Schedule 2.3(a)	Varex Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.6(a)	Guarantee Exception
Schedule 2.7(b)(ii)	Intercompany Agreements (Non-Termination)
Schedule 2.10	Varex Financing Arrangements
Schedule 4.3(e)	Specified Parent Information
Schedule 5.6(a)	Pending Controls
Schedule 5.6(b)	Environmental Restrictions
Schedule 5.8(c)	Non-Competition; Non-Solicitation
Schedule 6.1(a)	Exchange of Information Relating to SAP R3 Historical Data
Schedule 6.1(c)	Specified Parent Invention Disclosures
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Varex Imaging Corporation

Exhibit B	Amended and Restated Bylaws of Varex Imaging Corporation

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of January 27, 2017 (this “Agreement”), is by and between Varian Medical Systems, Inc., a Delaware corporation (“Parent”), and Varex Imaging Corporation, a Delaware corporation (“Varex”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the Varex Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the Varex Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding Varex Shares owned by Parent (the “Distribution”);

WHEREAS, Varex has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the transfer by Parent of the Varex Assets and the Varex Liabilities to Varex in actual or constructive exchange for (i) the issuance by Varex to Parent of Varex Shares and (ii) the Cash Transfer (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, Varex and Parent have prepared, and Varex has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning Varex, the Separation and the Distribution; and

WHEREAS, each of Parent and Varex has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, Varex and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“1999 Spin Agreement” shall mean the Amended and Restated Distribution Agreement, dated as of January 14, 1999, by and among Varian Associates, Inc. (which has been renamed Varian Medical Systems, Inc.), Varian, Inc. and Varian Semiconductor Equipment Associates, Inc.

“Accelerator Technology” shall mean Technology related to beam center lines of linear accelerators, including accelerating cavities, buncher designs, internal field shapes and field ratios, coupler and coupling irises (including iris shapes), side cavities, energy-switch designs, electron guns and targets.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Varex Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the Varex Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the Varex Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement and the Transfer Documents; provided, that no Commercial Agreement shall be an Ancillary Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Balance Sheet” shall have the meaning set forth in Section 2.9(g).

“Cash Transfer” shall have the meaning set forth in Section 2.10(a).

“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” shall mean the agreements entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) set forth on Schedule 1.1(a).

“Contribution” shall have the meaning set forth in the Recitals.

“Copyrights” shall mean all copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions.

“CPR” shall have the meaning set forth in Section 7.3(a).

“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed Varex Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Varex Asset Consideration” shall mean an amount of cash necessary for the applicable member of the Varex Group to pay to the applicable members of the Parent Group in full pursuant to the agreements set forth on Schedule 1.1(b).

“Delayed Varex Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the Varex Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to 0.4.

“Effective Time” shall mean 12:01 am, Pacific time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and Varex or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Deed Notice” shall have the meaning set forth in Section 5.6.

“Final Cash Balance” shall have the meaning set forth in Section 2.9(g).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and

(b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by Varex with the SEC to effect the registration of Varex Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Varex Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean all hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, in each case, other than Software.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States (or any state or other jurisdiction thereof) or of any other foreign or multinational jurisdiction: (a) Patents, (b) Trademarks, (c) Copyrights, (d) any other intellectual property rights arising from or in respect of any Technology or Software, and (e) any claims for damages by reason of past infringement, misappropriation, or other unauthorized use of any of the foregoing, with the right to sue for and collect the same.

“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement to be entered into by and between Parent and Varex or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Maximum Cash Amount” shall mean five million ($5,000,000) U.S. dollars.

“MPSA” means the Master Purchase and Sale Agreement by and between PerkinElmer and Varian, dated as of December 21, 2016, as it may be amended from time to time.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Other IP” shall mean all Technology or Intellectual Property other than (a) any Software or intellectual property rights arising from or in respect of Software, (b) any Parent Patent or Varex Patent, (c) any Technology disclosed by a published Parent Patent or published Varex Parent, (d) any Parent Invention Disclosure or Varex Invention Disclosure and (e) any Parent Registered IP or Varex Registered IP.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.9(a).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean all businesses, operations and activities conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Varex Business.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than Varex and any other member of the Varex Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Information Technology” shall mean all Information Technology, other than Varex Information Technology, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the Information Technology set forth on Schedule 1.2.

“Parent Intellectual Property” shall mean: (a) the Parent Patents; (b) the Parent Registered IP, (c) the Parent Other IP, (d) the Parent Name and Parent Marks (to the extent not included in clause (b) or (c) above), (e) the Parent Invention Disclosures, (f) the Parent Software and (g) all Intellectual Property of either Party or any member of its Group with respect to any of the foregoing.

“Parent Invention Disclosures” shall mean all invention disclosures, other than Varex Invention Disclosures, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the invention disclosures set forth on Schedule 1.3, and any Technology disclosed by such invention disclosures.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Name and Parent Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “VARIAN” or “A PARTNER FOR LIFE” (including any stylized versions or design elements thereof) or (b) otherwise identify Parent as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements, together with (x) any common law rights in and to any of the foregoing, any registrations or applications for registration of any of the foregoing, any rights in and to any of the foregoing provided by international treaties or conventions, and any reissues, extensions or renewals of any of the foregoing and (y) the goodwill associated with any of the foregoing.

“Parent Other IP” shall mean all Other IP, other than Varex Other IP, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the Other IP set forth on Schedule 1.4, provided, however, that Parent Other IP shall not include the Varex Name and Varex Marks.

“Parent Patents” shall mean: (a) all Patents, other than Varex Patents, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the Patents set forth on Schedule 1.5; (b) any patent issuing on any patent application included in clause (a) above; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application included in clause (a) above (including any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date; and (e) any patent issuing and originating from any submitted Parent Invention Disclosure.

“Parent Registered IP” shall mean all Registered IP, other than Varex Registered IP, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the Registered IP set forth on Schedule 1.6.

“Parent Restricted Activities” shall have the meaning set forth in Section 5.8(b).

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parent Software” shall mean all Software, other than Varex Software, owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time, including the Software set forth on Schedule 1.7.

“Parties” shall mean the parties to this Agreement.

“Patents” shall mean all patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions.

“PerkinElmer” means PerkinElmer, Inc., a Delaware corporation.

“Pending Controls” shall have the meaning set forth in Section 5.6.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive Varex Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registered IP” shall mean all Intellectual Property, other than Patents, that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all registered copyrights, registered trademarks, registered service marks, registered trade secrets, registered Internet domain names, and all applications for any of the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Remedial Activities” shall have the meaning set forth in Section 5.5.

“Remediation Systems” shall have the meaning set forth in Section 5.5.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Salt Lake Property” shall have the meaning set forth in Section 5.5.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 1542” shall have the meaning set forth in Section 4.1(c).

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Sensitive Use Standards” shall have the meaning set forth in Section 5.7.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Shared Liabilities” shall have the meaning set forth in the 1999 Spin Agreement.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Straddle Period” shall have the meaning set forth in Section 2.13.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and Varex in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, know-how and information, including sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, diagrams, models, formulae, inventions, discoveries, innovations, products, services, ideas, concepts, designs, drawings, methods, network configurations and architectures, processes, confidential or proprietary information, trade secrets, protocols, schematics, specifications, subroutines, techniques, URLs, web sites, works of authorship and other forms of technology, in each case whether or not patentable, copyrightable or otherwise registerable, whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing, including documents, reports, records, instruction manuals, laboratory notebooks, prototypes, samples, surveys, studies and summaries; provided, however, that Technology shall not include any Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Trademark License Agreement” shall mean the Trademark License Agreement to be entered into by and between Parent and Varex or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Trademarks” shall mean all trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names, and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies used in preparing the Varex Balance Sheet.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.8.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and Varex or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased Varex Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“Varex” shall have the meaning set forth in the Preamble.

“Varex Accounts” shall have the meaning set forth in Section 2.9(a).

“Varex Assets” shall have the meaning set forth in Section 2.2(a).

“Varex Balance Sheet” shall mean the pro forma combined balance sheet of the Varex Business, including any notes and subledgers thereto, as of September 30, 2016, as presented in the Information Statement mailed to the Record Holders.

“Varex Business” shall mean (a) the business, operations and activities of the imaging components segment of Parent conducted at any time prior to the Effective Time by either Party or any member of its Group and (b) any activities of the Ginzton Technology Center conducted at any time prior to the Effective Time by either Party or any member of its Group that are (i) related to Accelerator Technology and exclusively for the benefit of the business, operations or activities described in clause (a) above or (ii) not related to Accelerator Technology and primarily for the benefit of the business, operations or activities described in clause (a) above. The Varex Business shall also include any business, operations and activities set forth on Schedule 1.9.

“Varex Bylaws” shall mean the Amended and Restated Bylaws of Varex, substantially in the form of Exhibit B.

“Varex Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Varex, substantially in the form of Exhibit A.

“Varex Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Varex Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or the Commercial Agreements:

(a) (i) any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time exclusively related to the Varex Business and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time that relates to the Varex Business but is not exclusively related to the Varex Business, that portion of any such contract or agreement that primarily relates to the Varex Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Varex Business and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Varex Business but is not exclusively related to the Varex Business, that portion of any such contract or agreement that primarily relates to the Varex Business;

(c) (i) any license agreement or other agreement conferring rights to Intellectual Property entered into prior to the Effective Time that is exclusively related to the Varex Intellectual Property and (ii) with respect to any license agreement or other agreement conferring rights with respect to Intellectual Property entered into prior to the Effective Time but not exclusively related to the Varex Intellectual Property, that portion of such license agreement or other agreement that confers rights to Varex Intellectual Property;

(d) any joint venture or partnership contract or agreement that relates primarily to the Varex Business as of the Effective Time;

(e) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other Varex Contract, any Varex Liability or the Varex Business;

(f) any proprietary information and inventions agreement or similar Intellectual Property assignment or license agreement with any current or former Varex Group employee, Parent Group employee, consultant of the Varex Group or consultant of the Parent Group, in each case entered into prior to the Effective Time (i) that is exclusively related to the Varex Business or (ii) if not exclusively related to the Varex Business, that portion of any such agreement that primarily relates to the Varex Business;

(g) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or be a contract or agreement in the name of, Varex or any member of the Varex Group;

(h) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the Varex Business;

(i) any credit or other financing agreement entered into by Varex and/or any member of the Varex Group in connection with the Separation;

(j) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Varex Group;

(k) any other contract or agreement exclusively related to the Varex Business or Varex Assets;

(l) Varex Leases; and

(m) any contracts, agreements or settlements set forth on Schedule 1.10, including the right to recover any amounts under such contracts, agreements, leases or settlements.

“Varex Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the Varex Group as of immediately prior to the Effective Time.

“Varex Financing Arrangements” shall have the meaning set forth in Section 2.10(a).

“Varex Group” shall mean (a) prior to the Effective Time, Varex and each Person that will be a Subsidiary of Varex as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Varex; and (b) on and after the Effective Time, Varex and each Person that is a Subsidiary of Varex.

“Varex Indemnitees” shall have the meaning set forth in Section 4.3.

“Varex Information Technology” shall mean (a) all Information Technology owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Varex Business as of the Effective Time, and (b) the Information Technology set forth on Schedule 1.11; provided, however, that Varex Information Technology shall not include the Information Technology set forth on Schedule 1.2.

“Varex Intellectual Property” shall mean: (a) the Varex Patents, (b) the Varex Registered IP, (c) the Varex Other IP, (d) the Varex Name and Varex Marks (to the extent not included in clause (b) or (c) above), (e) the Varex Invention Disclosures, (f) the Varex Software and (g) all Intellectual Property of either Party or any member of its Group with respect to any of the foregoing.

“Varex Invention Disclosures” shall mean all invention disclosures owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time that are primarily used or primarily held for use in the Varex Business, including the invention disclosures set forth on Schedule 1.12 and any Technology disclosed by such invention disclosures, but excluding the invention disclosures set forth on Schedule 1.3 and any Technology disclosed by such invention disclosures.

“Varex Leases” shall have the meaning set forth in the definition of Varex Real Property.

“Varex Liabilities” shall have the meaning set forth in Section 2.3(a).

“Varex Name and Varex Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “VAREX” (including any stylized versions or design elements thereof) or (b) otherwise identify Varex as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements, together with (x) any common law rights in and to any of the foregoing, any registrations or applications for registration of any of the foregoing, any rights in and to any of the foregoing provided by international treaties or conventions, and any reissues, extensions or renewals of any of the foregoing and (y) the goodwill associated with any of the foregoing.

“Varex Operating Activities” shall mean (a) the design, development, manufacture, marketing, sale, distribution and service of (i) X-ray imaging components and subsystems, including X-ray tubes, flat panel digital image detectors and accessories, high voltage power supplies and generators, high voltage connectors, imaging processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices and systems, klystrons, high radio frequency amplifiers, ionization chambers, and buckys, but not linear accelerators, in each case for medical and medical research applications and in each case for sale, directly or indirectly, to medical imaging and therapeutic original equipment manufacturers; independent service companies and distributors; and medical end-users for replacement purposes, and (ii) X-ray imaging components, subsystems and systems, including X-ray tubes, flat panel digital image detectors and accessories, high voltage power supplies and generators, high voltage connectors, imaging processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices and systems, klystrons, high radio frequency amplifiers, ionization chambers, buckys, and linear accelerators, in each case for cargo screening, security and industrial applications, including scientific and research applications related thereto; and (b) the activities set forth on Schedule 1.13.

“Varex Other IP” shall mean (a) all Other IP that is (x) not Accelerator Technology, (y) owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time and (z) primarily used or primarily held for use in the Varex Business; (b) all Other IP that is (x) Accelerator Technology, (y) owned or licensed by either Party or any member of its Group as of immediately prior to the Effective Time and (z) exclusively used or exclusively held for use in the Varex Business; and (c) the Other IP set forth on Schedule 1.14; provided, however, that Varex Other IP shall not include (1) the Other IP set forth on Schedule 1.4 or (2) the Parent Name and Parent Marks.

“Varex Panel Permitted Third Party” shall mean (a) any Third Party that, during the eighteen (18) month period ending on the Distribution Date, purchased from the Varex Business a flat panel digital image detector in the Varian Field or is, as of the Distribution Date, in active negotiations with Varex to purchase a flat panel digital image detector in the Varian Field, but excluding (b) any Third Party that acquires or is acquired by (whether structured as an acquisition of assets, stock, merger or otherwise) a Third Party described in clause (a) above (unless such acquiring or acquired Third Party independently meets the description in clause (a) above).

“Varex Patents” shall mean: (a) the Patents set forth on Schedule 1.15; (b) any patent issuing on any patent application set forth on Schedule 1.15; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.15 (including, but not limited to, any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date; and (e) any patent issuing and originating from any submitted Varex Invention Disclosure.

“Varex Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Varex Business as of the Effective Time.

“Varex Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.16(a), (b) the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.16(b) (“Varex Leases”), and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this paragraph.

“Varex Registered IP” shall mean the Registered IP set forth on Schedule 1.17.

“Varex Restricted Activities” shall have the meaning set forth in Section 5.8(a).

“Varex Shares” shall mean the shares of common stock, par value $0.01 per share, of Varex.

“Varex Software” shall mean (a) all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the Varex Business as of immediately prior to the Effective Time, and (b) the Software set forth on Schedule 1.18; provided, however, that Varex Software shall not include the Software set forth on Schedule 1.7.

“Varian Field” has the meaning set forth in the Intellectual Property Matters Agreement.

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i) Transfer and Assignment of Varex Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Varex, or the applicable Varex Designees, and Varex or such Varex Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the Varex Assets (it being understood that if any Varex Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Varex Asset may be assigned, transferred, conveyed and delivered to Varex as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Varex or the applicable Varex Designee);

(ii) Acceptance and Assumption of Varex Liabilities. Varex and the applicable Varex Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Varex Liabilities in accordance with their respective terms (it being understood that if any Varex Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Varex Liability may be assumed by Varex as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Varex or the applicable Varex Designee). Varex and such Varex Designees shall be responsible for all Varex Liabilities, regardless of when or where such Varex Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Varex Liabilities are asserted or determined (including any Varex Liabilities arising out of claims made by Parent’s or Varex’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Varex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Varex Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and Varex shall cause Varex and the Varex Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from Varex and the Varex Designees, all of Varex’s and such Varex Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by Varex or a Varex Designee; and

(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by Varex or any Varex Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or Varex’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Varex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Varex Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. Varex hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Varex Assets to any member of the Varex Group. Parent hereby waives compliance by each and every member of the Varex Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(e) Intellectual Property Rights.

(i) If and to the extent that, as a matter of Law in any jurisdiction, Parent or the applicable members of its Group cannot assign, transfer or convey any of Parent’s or such Parent Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the Varex Assets, then, to the extent possible, Parent shall, and shall cause the applicable members of its Group to, irrevocably grant to Varex, or the applicable Varex Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii) If and to the extent that, as a matter of Law in any jurisdiction, Varex or the applicable members of its Group cannot assign, transfer or convey any of Varex’s or such Varex Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the Parent Assets, then, to the extent possible, Varex shall, and shall cause the applicable members of its Group to, irrevocably grant to Parent, or the applicable Parent Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

2.2 Varex Assets; Parent Assets.

(a) Varex Assets. For purposes of this Agreement, “Varex Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets of either Party or any members of its Group included or reflected as assets of the Varex Group on the Varex Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Varex Balance Sheet; provided that the amounts set forth on the Varex Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Varex Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Varex or members of the Varex Group on a pro forma combined balance sheet of the Varex Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Varex Balance Sheet), it being understood that (x) the Varex Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Varex Assets pursuant to this clause (iii); and (y) the amounts set forth on the Varex Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Varex Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Varex or any other member of the Varex Group;

(v) all Varex Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi) all Varex Intellectual Property and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii) all Varex Information Technology and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii) all rights of Varex and any member of the Varex Group under any license or sublicense of Technology, Software or Intellectual Property granted by Parent or any member of the Parent Group pursuant to the terms of the Intellectual Property Matters Agreement or the Trademark License Agreement; provided, for clarity, that this clause (viii) is not intended and shall not be construed to grant to Varex or any member of the Varex Group any rights in addition to those otherwise granted to them under the Intellectual Property Matters Agreement and the Trademark License Agreement;

(ix) all Varex Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(x) all Varex Real Property as of the Effective Time;

(xi) the MPSA;

(xii) to the extent not already identified in clauses (i) through (xi) of this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively used or exclusively held for use in the Varex Business; and

(xiii) any and all Assets set forth on Schedule 2.2(a).

Notwithstanding the foregoing, the Varex Assets shall not in any event include any Asset referred to in clauses (i) through (ix) of Section 2.2(b).

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Varex Assets. Notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii) all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the Varex Contracts);

(iii) all Parent Intellectual Property and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(iv) all Parent Information Technology and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(v) all rights of Parent and any member of the Parent Group under any license or sublicense of Technology, Software or Intellectual Property granted by Varex or any member of the Varex Group pursuant to the terms of the Intellectual Property Matters Agreement; provided, for clarity, that this clause (v) is not intended and shall not be construed to grant to Parent or any member of the Parent Group any rights in addition to those otherwise granted to them under the Intellectual Property Matters Agreement;

(vi) all Permits of either Party or any of the members of its Group as of the Effective Time (other than the Varex Permits);

(vii) all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the Varex Real Property);

(viii) all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (other than (x) cash and cash equivalents of Varex or any other member of the Varex Group (other than MeVis Medical Solutions AG) as of the Effective Time in an aggregate amount that does not exceed the Maximum Cash Amount), (y) cash and cash equivalents of MeVis Medical Solutions AG and (z) subject to Section 2.4(e), the Delayed Varex Asset Consideration); and

(ix) any and all Assets set forth on Schedule 2.2(b)(viii).

2.3 Varex Liabilities; Parent Liabilities.

(a) Varex Liabilities. For the purposes of this Agreement, “Varex Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of Varex or the members of the Varex Group on the Varex Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Varex Balance Sheet; provided that the amounts set forth on the Varex Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Varex Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Varex or the members of the Varex Group on a pro forma combined balance sheet of the Varex Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Varex Balance Sheet ), it being understood that (x) the Varex Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Varex Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Varex Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Varex Liabilities pursuant to this clause (ii);

(iii) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Varex Business or a Varex Asset, other than Shared Liabilities;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Varex or any other member of the Varex Group, and all agreements, obligations and Liabilities of any member of the Varex Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities relating to, arising out of or resulting from the Varex Contracts, the Varex Financing Arrangements, the Varex Intellectual Property, the Varex Information Technology, the Varex Permits, or the Varex Real Property, other than Shared Liabilities;

(vi) twenty percent (20%) of the Shared Liabilities that are allocated to Parent pursuant to the 1999 Spin Agreement;

(vii) any and all Liabilities relating to, arising out of or resulting from the MPSA and the transactions contemplated thereby;

(viii) any and all Liabilities set forth on Schedule 2.3(a); and

(ix) all Liabilities arising out of claims made by any Third Party (including Parent’s or Varex’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Varex Group to the extent relating to, arising out of or resulting from the Varex Business or the Varex Assets, other than Shared Liabilities, or the other business, operations, activities or Liabilities referred to in clauses (i) through (viii) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) shall not be Varex Liabilities but instead shall be Parent Liabilities.

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the Varex Group, in each case, to the extent that such Liabilities are not Varex Liabilities or Shared Liabilities;

(ii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(iii) eighty percent (80%) of the Shared Liabilities that are allocated to Parent pursuant to the 1999 Spin Agreement;

(iv) all Liabilities set forth on Schedule 2.3(b);

(v) all Liabilities arising out of claims made by any Third Party (including Parent’s or Varex’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Varex Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, other than Shared Liabilities, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iv) above.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for Varex Assets. To the extent that the transfer or assignment of any Varex Asset, the assumption of any Varex Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Varex, neither Parent nor Varex shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Varex Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Varex Group of any Varex Asset or assumption by the Varex Group of any Varex Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Varex Group of such Varex Assets or the assumption by the Varex Group of such Varex Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Varex Assets or Varex Liabilities shall continue to constitute Varex Assets and Varex Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed Varex Assets and Delayed Varex Liabilities. If any transfer or assignment of any Varex Asset (or a portion thereof) or any assumption of any Varex Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Varex Asset (or a portion thereof), a “Delayed Varex Asset” and any such Varex Liability (or a portion thereof), a “Delayed Varex Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Varex Asset or such Delayed Varex Liability, as the case may be, shall thereafter hold such Delayed Varex Asset or Delayed Varex Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Varex Group entitled thereto (at the expense of the member of the Varex Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed Varex Asset or such Delayed Varex Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Varex Asset or Delayed Varex Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Varex Group to whom such Delayed Varex Asset is to be transferred or assigned, or which will assume such Delayed Varex Liability, as the case may be, in order to place such member of the Varex Group in a substantially similar position as if such Delayed Varex Asset or Delayed Varex Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Varex Asset or Delayed Varex Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Varex Asset or Delayed Varex Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Varex Group.

(d) Transfer of Delayed Varex Assets and Delayed Varex Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Varex Asset or the deferral of assumption of any Delayed Varex Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Varex Asset or the assumption of any Delayed Varex Liability have been removed, the transfer or assignment of the applicable Delayed Varex Asset or the assumption of the applicable Delayed Varex Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed Varex Assets and Delayed Varex Liabilities; Payment of the Delayed Varex Asset Consideration. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed Varex Asset or Delayed Varex Liability due to the deferral of the transfer or assignment of such Delayed Varex Asset or the deferral of the assumption of such Delayed Varex Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Varex or the member of the Varex Group entitled to the Delayed Varex Asset or Delayed Varex Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Varex or the member of the Varex Group entitled to such Delayed Varex Asset or Delayed Varex Liability. Notwithstanding the foregoing, with respect to the Delayed Varex Assets subject to the agreements or arrangements set forth on Schedule 1.1(b), no member of the Parent Group shall have any obligation to transfer or convey such Delayed Varex Asset to any member of the Varex Group unless and until Varex or another member of the Varex Group pays to Parent or another member of the Parent Group the portion of the Delayed Varex Asset Consideration that is required to be paid for such Delayed Varex Asset pursuant to the applicable agreement or arrangement set forth on Schedule 1.1(b). If a Delayed Varex Asset is not transferred or conveyed to the relevant member of the Varex Group in the time period specified pursuant to the agreements or arrangements set forth on Schedule 1.1(b), then Varex shall pay or cause to be paid an amount in cash equal to the portion of Delayed Varex Asset Consideration that relates to such Delayed Varex Asset to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to Varex within five (5) Business Days after the expiration of such time period. The Parties agree to the matters set forth in part II of Schedule 1.1(b).

(f) Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Varex, neither Parent nor Varex shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Varex Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the Varex Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the Varex Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group.

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Varex Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Varex Liabilities.

(i) Each of Parent and Varex, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Varex Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the Varex Group shall be solely responsible for such Varex Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Varex shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or Varex is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Varex Liability”), Varex shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased Varex Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Varex Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and Varex or the applicable Varex Group member shall assume, such Unreleased Varex Liabilities without exchange of further consideration.

(b) Assignment and Novation of Parent Liabilities.

(i) Each of Parent and Varex, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the Varex Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Varex shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or Varex is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Varex Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Varex Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Varex Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Varex Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, Varex shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and Varex shall, with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any Varex Liability, other than any Varex Liability set forth on Schedule 2.6(a), including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Varex Liability; and (ii) have any member(s) of the Varex Group removed as guarantor of or obligor for any Parent Liability, including the removal of any Security Interest on or in any Varex Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, Varex shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Varex Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Varex would be reasonably unable to comply or (ii) which Varex would not reasonably be able to avoid breaching; and

(ii) any member of the Varex Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Varex Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Parent would be reasonably unable to comply or (ii) which Parent would not reasonably be able to avoid breaching.

(c) If Parent or Varex is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and Varex, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Varex and each member of the Varex Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Varex and/or any member of the Varex Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Commercial Agreements (and each other agreement or instrument expressly contemplated by this Agreement, any Ancillary Agreement or any Commercial Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or Varex, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Varex Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements or the Commercial Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of Parent and Varex, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Varex Group, on the other hand, outstanding as of the Effective Time shall be repaid or settled immediately prior to or as promptly as practicable after the Effective Time.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a Varex Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Varex Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Varex Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b) Each of Parent and Varex shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Varex or any other member of the Varex Group (collectively, the “Varex Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such Varex Account and Parent Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or Varex Account, respectively, is de-Linked from such Parent Account or Varex Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the Varex Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Varex or a member of the Varex Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d) With respect to any outstanding checks issued or payments initiated by Parent, Varex, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Parent and Varex (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(f) It is understood and agreed that, effective as of the Effective Time, Varex and members of the Varex Group shall not have cash and cash equivalents in an aggregate amount that exceeds the Maximum Cash Amount; provided that cash and cash equivalents of MeVis Medical Solutions AG shall not be included in the calculation of Maximum Cash Amount; provided, further, that, subject to 2.4(e), the Varex Delayed Asset Consideration shall not be included in the Maximum Cash Amount.

(g) Within thirty (30) days after the Distribution Date, Varex shall cause to be prepared in good faith and delivered to Parent a balance sheet (the “Balance Sheet”) setting forth cash and cash equivalents held by each member of the Varex Group as of the Effective Time (the aggregate amount of such cash and cash equivalents (other than the Delayed Varex Asset Consideration and cash and cash equivalents held by MeVis Medical Solutions AG as of the Effective Time), the “Final Cash Balance”). For a period of sixty (60) days following delivery by Varex of the Balance Sheet or such longer period as Parent is disputing the amount of cash and/or cash equivalents reflected in the Balance Sheet, Parent may review and analyze the Balance Sheet and Varex shall cooperate with and make available to Parent and its

Representatives all information, records, data and working papers, in each case, to the extent related to the determination of the amount of cash and cash equivalents held by the members of the Varex Group as of the Effective Time, and Varex shall permit access to its facilities and personnel, as may be reasonably required in connection with the review and analysis of the Balance Sheet.

(h) If the Final Cash Balance exceeds the Maximum Cash Amount, then Varex shall pay or cause to be paid an amount in cash equal to such difference to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to Varex within five (5) Business Days after the date of delivery of the Balance Sheet. Any such payment shall be treated by the Parties for all purposes as an adjustment to the Cash Transfer. For the avoidance of doubt, if the Maximum Cash Amount is equal to or less than the Final Cash Balance, then Parent or any member of the Parent Group shall not have any obligation to pay or provide any cash or cash equivalents to any member of the Varex Group.

(i) If Parent disagrees with the amount of cash and/or cash equivalents reflected in the Balance Sheet, Parent and Varex shall attempt to resolve the dispute in good faith for thirty (30) days following the delivery to Parent of the Balance Sheet. Following such thirty (30) day period, Parent shall be entitled to dispute such amount or amounts pursuant to Article VII and shall be entitled to make an Arbitration Request without first complying with Section 7.1 or Section 7.2.

2.10 Varex Financing Arrangements; Cash Transfer.

(a) Prior to the Effective Time, (i) Varex and/or other members of the Varex Group will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.10 (the “Varex Financing Arrangements”), pursuant to which they shall borrow prior to the Effective Time a principal amount of not less than $200 million, and (ii) in connection with the Separation, the Contribution and Distribution, and in partial consideration for the assets to be transferred to Varex pursuant to the Contribution, Varex shall transfer to Parent a portion of the proceeds from the Varex Financing Arrangements (in an amount equal to $200 million) (the “Cash Transfer”). Parent shall hold the proceeds of the Cash Transfer in a segregated bank account and, as promptly as practicable following the receipt of the Cash Transfer (and in any event within 12 months following the Distribution), Parent shall use the proceeds from the Cash Transfer to make payments to third-party creditors or stockholders of Parent. Parent and Varex agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from any and all obligations pursuant to the Varex Financing Arrangements as of no later than the Effective Time. The Parties agree that Varex or another member of the Varex Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the Varex Financing Arrangements.

(b) Prior to the Effective Time, Parent and Varex shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Varex Financing Arrangements.

2.11 Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and Varex will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND VAREX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VAREX GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, COMMERCIAL AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, COMMERCIAL AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13 Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Varex as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Varex to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, following the Distribution in respect of any quarterly or annual fiscal period of Varex that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which Varex may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide Varex with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (b) in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) Varex shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Varex Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. Varex and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Varex Certificate of Incorporation and Varex Bylaws. On or prior to the Distribution Date, Parent and Varex shall take all necessary actions so that, as of the Effective Time, the Varex Certificate of Incorporation and the Varex Bylaws shall become the certificate of incorporation and bylaws of Varex, respectively.

(c) Varex Directors and Officers. On or prior to the Distribution Date, Parent and Varex shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Varex shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (ii) Varex shall have such other officers as Varex shall appoint.

(d) Nasdaq Listing. Varex shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Varex Shares to be distributed in the Distribution on Nasdaq, subject to official notice of distribution.

(e) Securities Law Matters. Varex shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and Varex shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and Varex will prepare, and Varex will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Varex shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and Varex shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. Parent and Varex shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent shares) and Varex (in respect of Varex shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been made mailed to Record Holders.

(iii) Parent shall have received an opinion from its outside counsel regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code.

(iv) An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and Varex after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(v) The transfer of the Varex Assets (other than any Delayed Varex Asset) and Varex Liabilities (other than any Delayed Varex Liability) contemplated to be transferred from Parent to Varex on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from Varex to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(vi) Varex and other members of the Varex Group shall have assumed or entered into, as applicable, the Varex Financing Arrangements and incurred at least $200 million of new indebtedness pursuant thereto.

(vii) Parent shall have received the proceeds from the Cash Transfer, and Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the Varex Financing Arrangements.

(viii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(ix) Each of the Ancillary Agreements, the Commercial Agreements and the agreements set forth on Schedule 1.1(b) shall have been duly executed and delivered by the applicable parties thereto.

(x) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(xi) The Varex Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on Nasdaq, subject to official notice of distribution.

(xii) Varex shall have entered into a commitment letter, satisfactory in form and substance to the Board, providing for fully committed debt financing for the acquisition of the medical imaging business of PerkinElmer, including all the funds necessary to consummate the transactions contemplated by the MPSA, to pay any fees and expenses in connection therewith, and to refinance any existing Varex debt required to be repaid in connection therewith.

(xiii) No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, Varex will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Varex Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Varex Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Varex will not issue paper stock certificates in respect of the Varex Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole Varex Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Varex. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a Varex Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional Varex Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, Varex or the Agent will be required to guarantee any minimum sale price for the fractional Varex Shares sold in accordance with this Section 3.4(c). Neither Parent nor Varex will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or Varex. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any Varex Shares or cash in lieu of fractional shares with respect to Varex Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Varex, and Varex or its transfer agent on its behalf shall hold such Varex Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such Varex Shares and cash, if any, in lieu of fractional share interests shall be obligations of Varex, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e) Until the Varex Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Varex will regard the Persons entitled to receive such Varex Shares as record holders of Varex Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Varex agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Varex Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Varex Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Varex Release of Parent. Except as provided in Sections 4.1(c) and 4.1(e), effective as of the Effective Time, Varex does hereby, for itself and each other member of the Varex Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Varex Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Varex or a member of the Varex Group, in each case from: (A) all Varex Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the Varex Real Property) occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Varex Business, the Varex Assets or the Varex Liabilities.

(b) Parent Release of Varex. Except as provided in Sections 4.1(c) and 4.1(e), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Varex and the members of the Varex Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Varex Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The

Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 4.1(a) and Section 4.1(b).

(d) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the Varex Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of Varex who was a director, officer or employee of any member of the Parent Group on or prior to the

Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Varex Liability, Varex shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(e) No Claims. Varex shall not make, and shall not permit any other member of the Varex Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Varex or any other member of the Varex Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(f) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by Varex. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Varex shall, and shall cause the other members of the Varex Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Varex Liability;

(b) any failure of Varex, any other member of the Varex Group or any other Person to pay, perform or otherwise promptly discharge any Varex Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Varex or any other member of the Varex Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Varex Group by any member of the Parent Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Varex shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3 Indemnification by Parent . Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless Varex, each member of the Varex Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Varex Indemnitees”), from and against any and all Liabilities of the Varex Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Varex Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the Varex Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if Varex shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by Varex.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying

Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Varex Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, Parent shall have the sole right to defend and control any proceeding related to Shared Liabilities.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 hereof do not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the

Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Varex Assets or Delayed Varex Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the Varex Business prior to the Effective Time shall be deemed to be the fault of Varex and the other members of the Varex Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the Varex Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Varex or any other member of the Varex Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Varex or any other member of the Varex Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Varex Liabilities by Varex or a member of the Varex Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Parent and Varex and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) Parent and Varex agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the Varex Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Varex Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Varex Group prior to the Effective Time, Parent will pursue claims, at Varex’s sole cost and expense on behalf of Varex under (with Varex entitled to all Insurance Proceeds resulting from or arising out of any such claims) Parent’s Policies in place immediately prior to the Effective Time (and any extended reporting periods for claims made Policies) and Parent’s historical Policies, but solely to the extent that such Policies provided coverage for members of the Varex Group or the Varex Business prior to the Effective Time; provided that such right to require Parent to make claims on behalf of Varex under such Policies, shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) Varex shall provide written notification to Parent of any request for Parent to pursue a claim on behalf Varex pursuant to this Section 5.1(b), and Parent shall use commercially reasonable efforts to pursue such claim, at the Varex’s sole cost and expense, as promptly as is reasonably practicable;

(ii) Varex and the members of the Varex Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any pursuit of claims on behalf of Varex or any other members of the Varex Group under any insurance provided pursuant to this Section 5.1(b), whether such claims are pursued on behalf of Varex, its employees or third Persons; and

(iii) Varex shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse Varex or any member of the Varex Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims pursued on behalf of Varex or any member of the Varex Group under the Policies as provided for in this Section 5.1(b).

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under Varex’s third-party Policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Parent” for “Varex” and “Varex” for “Parent”, including for purposes of the first sentence of Section 5.1(e).

(c) Except as provided in Section 5.1(b), from and after the Effective Time, neither Varex nor any member of the Varex Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. At the Effective Time, Varex shall have in effect all insurance programs required to comply with Varex’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Varex’s.

(d) In connection with Parent’s pursuit of a claim on behalf of Varex or a member of the Varex Group under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 5.1, Parent shall not be required to take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

(e) All payments and reimbursements by Varex pursuant to this Section 5.1 will be made within forty-five (45) days after Varex’s receipt of an invoice therefor from Parent. Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Varex Liabilities and/or claims Varex has made or could make in the future, and no member of the Varex Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Varex shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the Varex Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Varex does hereby, for itself and each other member of the Varex Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(h) For six (6) years after the Effective Time, each of Parent and Varex shall cause to be maintained in effect the same or no less favorable (in the aggregate) provisions in its respective certificate of incorporation and bylaws in effect as of the Effective Time regarding elimination of liability, indemnification of officers and directors and advancement of expenses; provided that this clause (h) shall not be deemed to prevent any merger, liquidation or similar transaction.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent, provided that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.

5.3 Inducement. Varex acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Varex’s covenants and agreements in this Agreement and the Ancillary Agreements, including Varex’s assumption of the Varex Liabilities pursuant to the Separation and the provisions of this Agreement and Varex’s covenants and agreements contained in Article IV.

5.4 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.5 Environmental Remediation Activities. The Parties acknowledge that Parent is conducting environmental remediation activities (the “Remedial Activities”) at the Varex Real Property located at 1678 S. Pioneer Road, Salt Lake City, Utah 84104 (the “Salt Lake Property”) and potentially at other Varex Real Property, which Remedial Activities include investigation of site conditions, soil excavation, groundwater extraction and treatment, and soil vapor extraction and treatment. Varex acknowledges and agrees that certain remediation equipment and fixtures (e.g., monitoring wells, soil vapor extraction and groundwater treatment systems) used in the Remedial Activities (“Remediation Systems”) will be present on the Varex Real Property as of the Effective Time, and Remediation Systems may be installed on Varex Real Property following the Effective Time. Subject to the terms of any applicable Ancillary Agreement or Commercial Agreement, Varex agrees to allow for the installation and operation, in each case on the Varex Real Property, of any Remediation Systems determined by Parent to be necessary or advisable, without payment of rent or fees. Parent agrees to install and operate future Remediation Systems in a manner that reasonably minimizes conflicts with Varex’s use of the Varex Real Property, and shall consult with Varex prior to, and Varex shall have the right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, such future installation and operation. Parent shall retain ownership and control over Remediation Systems. Varex agrees that it will not disrupt or alter any Remediation Systems without prior written consent of Parent and the applicable Government Authorities, which consent by Parent shall not be unreasonably withheld. Varex agrees to pay all the costs associated with any request it makes to move or redesign installed Remediation Systems.

5.6 Environmental Deed Restrictions on Varex Real Property. The Parties acknowledge that there is a certain deed notice, recorded on January 29, 2001 (the “Existing Deed Notice”) that limits land uses at the Salt Lake Property to commercial and industrial purposes and places other environmental–based limitations on the current and future land use of the Salt Lake Property. The Parties further acknowledge that additional pending institutional controls may be imposed on the Varex Real Property, including pursuant to the matters identified on Schedule 5.6(a) (the “Pending Controls”). Varex agrees that it shall execute and record any environmental deed restriction(s) with respect to the Pending Controls (i) within thirty (30) days following the approval of such deed restriction(s) by the applicable Governmental Authority, and (ii) in the form finally approved by such Governmental Authority as such form is supplemented by the additional restrictions set forth on Schedule 5.6(b). Varex further agrees that it shall promptly execute and record any other new environmental deed restrictions with respect to the Salt Lake Property to the extent necessary to comply with any additional controls imposed by an applicable Governmental Authority. Notwithstanding any other provision of this Agreement, Varex agrees that it shall be solely responsible and liable for all costs arising from or related to its compliance with the terms of the Existing Deed Notice and any new environmental deed restriction.

5.7 Residential Land Use and Remediation Standards on Varex Real Property. Varex agrees that it will not authorize or allow any use or activity on the Salt Lake Property requiring remediation of the property to residential, hospital, school or other sensitive use clean-up levels (“Sensitive Use Standards”). Notwithstanding any other provision of this Agreement,

Varex agrees to indemnify, defend and hold harmless the Parent Indemnitees from any and all Liabilities arising from or relating to such uses or activities occurring on the Salt Lake Property from and after the Effective Time. Notwithstanding any other provision of this Agreement, Varex agrees that it is solely responsible for all costs associated with environmental remediation of any Varex Real Property undertaken from and after the Effective Time to achieve Sensitive Use Standards at the Varex Real Property. Varex further agrees to indemnify, defend and hold harmless the Parent Indemnitees from any Liabilities arising from or relating to any failure to remediate Varex Real Property to Sensitive Use Standards to the extent such failure occurred from and after the Effective Time.

5.8 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years after the Distribution Date, without the written consent of Parent, neither Varex nor any member of the Varex Group, nor any of their Affiliates, shall directly or indirectly, (i) develop, commercialize, manufacture or distribute, or license, authorize or otherwise enable or assist any Third Party to, directly or indirectly, develop, commercialize, manufacture or distribute, any product or service that competes with the Parent Business anywhere in the world, in each case other than the conduct by Varex or any member of its Group of the Varex Operating Activities; or (ii) sell any flat panel digital image detectors in the Varian Field other than to any Varex Panel Permitted Third Party where such sale contemplates delivery of any such product during such three (3) year period (clauses (i) and (ii), the “Varex Restricted Activities”). For the avoidance of doubt, the design or development of a product for a third party, or delivery of a prototype in connection therewith, that does not otherwise violate Section 5.8(a) shall not be a violation of Section 5.8(a).

(b) For a period of three (3) years after the Distribution Date, without the written consent of Varex, neither Parent nor any member of the Parent Group, nor any of their Affiliates, shall directly or indirectly, develop, commercialize, manufacture or distribute, or license, authorize or otherwise enable or assist any Third Party to, directly or indirectly, develop, commercialize, manufacture or distribute, any product or service that competes with the Varex Business anywhere in the world (in each case other than the marketing, sale, distribution and service of imaging components and subsystems to medical end-users and distributors thereto in conjunction with, or as replacement parts for purposes of servicing and repair of, Parent’s systems) (the “Parent Restricted Activities”).

(c) Notwithstanding the foregoing, none of the following shall be a breach of Section 5.8(a) or Section 5.8(b):

(i) the purchase (whether structured as an acquisition of assets, stock, merger or otherwise) or ownership by Varex or Parent or any member of their respective Groups of a Person or business that derives less than the greater of (A) 20% of its total annual revenues or (B) $25,000,000 in annual revenues from Varex Restricted Activities or Parent Restricted Activities, as applicable, measured for the fiscal year ended immediately prior to the date of such purchase;

(ii) the purchase (whether structured as an acquisition of assets, stock, merger or otherwise) or ownership by Varex or Parent or any member of their respective Groups of a Person or business that derives an amount equal to or greater than the greater of (A) 20% or more of its total annual revenues or (B) $25,000,000 in annual revenues from the Varex Restricted Activities or Parent Restricted Activities, as applicable, measured for the fiscal year ended immediately prior to the date of such purchase, as long as Varex or Parent, as applicable, shall (1) cease any business that engages in Varex Restricted Activities or Parent Restricted Activities, as applicable, or (2) divest that portion of such Person or business that engages in Varex Restricted Activities or Parent Restricted Activities, as applicable, on commercially reasonable terms, in either case, as soon as reasonably practicable following the acquisition of such ownership interest;

(iii) the matters set forth on Schedule 5.8(c);

(iv) the direct or indirect ownership by Varex or Parent or any member of their respective Groups of securities of any Person engaged in Varex Restricted Activities or Parent Restricted Activities to the extent that such investment does not, directly or indirectly, confer on Varex or Parent or any member of their respective Groups, as applicable, more than 10% of the voting power and 20% of the economic interests of such Person; or

(v) Varex or Parent’s or any member of their respective Groups’ entrance into or participation in a joint venture, partnership or other strategic business relationship with any Person engaged in Varex Restricted Activities or Parent Restricted Activities, as applicable, if such joint venture, partnership or other strategic business relationship does not engage, directly or indirectly, in Varex Restricted Activities or Parent Restricted Activities (as applicable).

(d) In the event that (i) Varex or any member of its Group desires to purchase (whether structured as an acquisition of assets, stock, merger or otherwise) a Person or business that conducts any activities related to linear accelerators for medical or medical research applications and (ii) such purchase or the ownership by Varex or any member of its Group of such Person or business would result in a breach of Section 5.8(a) solely due to the conduct of such incidental activities, then, upon Varex’s written request to Parent, the Parties shall enter into good faith discussions regarding a potential agreement that would include terms, conditions and restrictions pursuant to which Varex or such member would be permitted to complete such purchase without breaching Section 5.8(a) (provided, however, that neither Party shall have any obligation hereunder to enter into any such agreement). For the purposes of clarity, nothing herein shall prevent Varex or any member of its Group from negotiating and completing the activities set forth in Schedule 5.8(c).

(e) For a period of one (1) year after the Distribution Date, neither Party nor any member of its Group shall directly or indirectly solicit or recruit for employment any current or former employees of the other Party or any member of its Group without the written consent of such other Party; provided that an individual shall not be deemed to have been solicited in violation of this Section 5.8(e) if such individual ceased to be employed by such other Party or any member of its Group or if such individual voluntarily contacts such other Party or any member of its Group. This prohibition on solicitation shall not apply to a public solicitation or a general solicitation (including through a bona fide search firm), so long as it is not targeted toward employees of the applicable Group.

(f) Each Party acknowledges and agrees that the restrictions in this Section 5.8 are reasonable, valid and necessary in light of the Parties’ circumstances and for the adequate protection of the Parties’ businesses and that the Parties would not have entered into this Agreement without such restrictions. If, notwithstanding the foregoing, a competent court or arbitrator determines that such restrictions are too broad or otherwise unreasonable under applicable Law, then, notwithstanding anything to the contrary in Section 10.6, such court or arbitrator is hereby requested and authorized by the Parties to modify such restrictions so that, after such modification, they reflect the maximum restrictions allowable under applicable Laws.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and Varex, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party’s legal department requests to the extent that (i) such information relates to the Varex Business, or any Varex Asset or Varex Liability, if Varex is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence; provided, further, that if Varex’s legal department requests information related to SAP R3 historical information, the request shall be subject to the terms and procedures set forth in Schedule 6.1(a). The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b) Without limiting the generality of the foregoing, until the end of Varex’s 2017 fiscal year (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for such fiscal year), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Subject to the Transition Services Agreement, promptly after the conclusion of the planned migration of the patent database maintained by Parent’s legal department to its new service provider, Parent shall deliver or cause to be delivered to Varex, in the form, condition and format in which it then exists, (i) a complete and accurate in all material respects additional instance of such patent database solely as it relates to the Varex Patents and Varex Invention Disclosures and (ii) the Parent Invention Disclosures set forth on Schedule 6.1(c), so long as Varex has entered an agreement with the new service provider to allow Varex to obtain such additional instance; provided, however, that if such planned migration is not concluded by the one year anniversary of the Distribution Date, then Parent shall deliver or cause to be delivered to Varex, in the form, condition and format in which it exists as of such anniversary, (x) a complete and accurate in all material respects copy of the patent database maintained by Parent’s legal department solely as it relates to the Varex Patents and Varex Invention Disclosures and (y) the Parent Invention Disclosures set forth on Schedule 6.1(c), so long as Varex has secured the rights from Parent’s then current service provider to maintain such a copy; and upon either such delivery Parent shall have no further obligations under this sentence. In addition, promptly after request of Varex at any time after such delivery, Parent shall, in accordance with Section 6.9(b), destroy any information in the patent database maintained by Parent’s legal department that relates to the Varex Patents or Varex Invention Disclosures. For the avoidance of doubt, this Section 6.1(c) is not intended to limit Parent’s obligation to respond to a reasonable information request under Section 6.1(a).

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the

Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding anything in Article VI to the contrary, the Tax Matters Agreement exclusively governs the retention of Tax related records and the exchange of Tax-related information, and Section 9.01 of the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement, including Sections 2.04 and 3.03 of the Intellectual Property Matters Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of a Dispute between Parent and Varex, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the Varex Group, and that each of the members of the Parent Group and the Varex Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the Varex Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the Varex Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Varex Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Varex Group;

(ii) Varex shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Varex Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the Varex Group or any member of the Parent Group. Varex shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Varex Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Varex Group or any member of the Parent Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the Varex Business, or to both the Parent Business and the Varex Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Parent and Varex, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and Varex set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10, from and after the Effective Time each of Parent and Varex, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation and Distribution) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective

Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally-protected personal information received from consumers before the Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Varex Assets, any Liabilities are Varex Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.2.

7.2 Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.

7.3 Arbitration.

(a) In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) arbitration procedure, except as modified herein. The arbitration shall be held in (i) New York City, New York, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $3 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR arbitration procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR arbitration procedure.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 and/or Section 7.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 7.1, Section 7.2 and/or Section 7.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Varex Assets and the Parent Assets and the assignment and assumption of the Varex Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Parent and Varex, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, Varex or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Parent and Varex, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Varex or any other member of the Varex Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including Varex. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and Varex represents on behalf of itself and each other member of the Varex Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or Varex Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent (prior to, on or after the Effective Time), to:

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, California 94304
Attention:	General Counsel
Facsimile:	(650) 424-5988

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David C. Karp
Ronald C. Chen
Facsimile:	(212) 403-2000

If to Varex (prior to the Effective Time), to:

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
Attn: General Counsel
Facsimile: (801) 978-5772

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David C. Karp
Ronald C. Chen
Facsimile:	(212) 403-2000

If to Varex (from and after the Effective Time), to:

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
Attn: General Counsel
Facsimile: (801) 978-5772

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David C. Karp
Ronald C. Chen
Facsimile:	(212) 403-2000

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Registration Statement, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 10.9.

10.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to January 27, 2017.

10.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Varex or any member of the Varex Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim or arising out of or in connection with a breach of Section 5.8).

10.17 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. Varex will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Varex Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

VAREX IMAGING CORPORATION

By:	/s/ Kimberley E. Honeysett
Name:	Kimberley E. Honeysett
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Separation and Distribution Agreement]